Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Third Quarter 2020 Results and Stock Price
LAKELAND, Fla., Nov. 2, 2020 The coronavirus pandemic was declared a national emergency on March 13, 2020 and continues to be a challenge. It remains a top priority of Publix to serve the communities in which it operates in a way that protects the health and safety of its associates and customers.
    Publix’s sales for the three months ended Sept. 26, 2020 were $11.1 billion, an 18.3% increase from $9.3 billion in 2019. Comparable store sales for the three months ended Sept. 26, 2020 increased 16.5%. The company estimates its sales for the three months ended Sept. 26, 2020 increased approximately $1.25 billion or 13.4% due to the impact of the coronavirus pandemic.
Net earnings for the three months ended Sept. 26, 2020 were $917.6 million, compared to $574 million in 2019, an increase of 59.9%. Earnings per share for the three months ended Sept. 26, 2020 increased to $1.31 per share, up from $0.81 per share in 2019. Excluding the impact of net unrealized gains on equity securities in 2020 and net unrealized losses on equity securities in 2019, net earnings for the three months ended Sept. 26, 2020 would have been $836.2 million, compared to $580.3 million in 2019, an increase of 44.1%. Earnings per share would have been $1.20 per share, compared to $0.81 per share in 2019.
Publix’s sales for the nine months ended Sept. 26, 2020 were $33.7 billion, an 18.7% increase from $28.4 billion in 2019. Comparable store sales for the nine months ended Sept. 26, 2020 increased 16.9%. The company estimates its sales for the nine months ended Sept. 26, 2020 increased approximately $3.75 billion or 13.2% due to the impact of the coronavirus pandemic.

Net earnings for the nine months ended Sept. 26, 2020 were $3 billion, compared to $2.2 billion in 2019, an increase of 33.2%. Earnings per share for the nine months ended Sept. 26, 2020 increased to $4.20 per share, up from $3.10 per share in 2019. Excluding the impact of net unrealized gains on equity securities in 2020 and 2019, net earnings for the nine months ended Sept. 26, 2020 would have been
$2.8 billion, compared to $2 billion in 2019, an increase of 41.4%. Earnings per share would have been $3.94 per share, compared to $2.74 per share in 2019.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Nov. 1, 2020, Publix’s stock price increased from $54.35 per share to $57.95 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Our associates’ efforts to serve our customers, our communities and each other during this challenging time continues to be extraordinary,” said Publix CEO Todd Jones. “I couldn’t be more proud of their hard work and dedication.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three and nine months ended Sept. 26, 2020 and Sept. 28, 2019 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Sept. 26, 2020 and Sept. 28, 2019:

	Three Months Ended
	Sept. 26, 2020	Sept. 28, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$917.6	574.0
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(130.6)	26.9
Net gain (loss) on sale of equity securities previously recognized through fair value adjustment	21.5	(16.4)
Income tax expense (benefit) (1)	27.7	(4.2)
Net earnings excluding impact of fair value adjustment	$836.2	580.3
Weighted average shares outstanding	698.8	712.6
Earnings per share excluding impact of fair value adjustment	$1.20	0.81

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the nine months ended Sept. 26, 2020 and Sept. 28, 2019:

	Nine Months Ended
	Sept. 26, 2020	Sept. 28, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$2,952.0	2,216.1
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(340.6)	(292.4)
Net gain (loss) on sale of equity securities previously recognized through fair value adjustment	97.5	(50.2)
Income tax expense (1)	61.8	85.5
Net earnings excluding impact of fair value adjustment	$2,770.7	1,959.0
Weighted average shares outstanding	702.9	715.1
Earnings per share excluding impact of fair value adjustment	$3.94	2.74

(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 225,000 associates, currently operates 1,253 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 23 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###